Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

UAS DRONE CORP.,

DUKE ROBOTICS, INC.

and

THE SHAREHOLDERS OF DUKE ROBOTICS, INC. WHO EXECUTE AND DELIVER THIS
SHARE EXCHANGE AGREEMENT

dated as of March 4, 2020

i

ii

Annex A	Capitalization Table (Issued, Converted and Exchanged Shares and Duke Funding)
Annex B	Definitions
Annex C	Schedule of Directors and Officers of UAS Post Stock Exchange
Annex D	Form of Registration Rights Agreement
Annex E	Form of Securities Exchange Agreements and Debentures

iii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of March 4, 2020, is by and among UAS Drone Corp., a Nevada corporation (“UAS”), Duke Robotics, Inc., a Delaware corporation (“Duke”), and the several shareholders of Duke identified on Annex A hereto who are anticipated to execute and deliver this Agreement (those shareholders that identify as U.S. shareholders, the “U.S. Shareholders”, those shareholders that identify as non-U.S. shareholders, the “Non-U.S. Shareholders” and collectively the “Shareholders” or individually as the “Shareholder,” “it,” “its,” “itself” or words of similar import that refer to a Shareholder). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A. Duke has 22,868,697 shares of common stock (the “Duke Stock”) issued and outstanding, 99.78% of which Duke Stock is held by the Shareholders. The Shareholders are the record and beneficial owners of the number of shares of Duke Stock set forth opposite the Shareholder’s name on Annex A hereto. The Shareholders have agreed to transfer all of their respective shares of Duke Stock in exchange for a number of newly issued shares of the common stock, $0.0001 par value per share, of UAS (the “UAS Stock”) that will constitute approximately 71% of the issued and outstanding capital stock of UAS on a fully diluted basis after giving effect to the closing of the transactions contemplated by this Agreement; provided, however that a portion of such UAS Stock shall be issued and held in escrow by the Escrow Agent pending a subsequent share exchange between UAS and Duke that may occur after the closing of the transactions contemplated by this Agreement (the “Escrowed UAS Stock”). The number of shares of UAS Stock to be received by the Shareholders is listed opposite the Shareholder’s name on Annex A. The aggregate number of shares of UAS Stock to be issued to the Shareholders that is reflected on Annex A is referred to herein as the “Shares.”

B. The Board of Directors of each of UAS and Duke has determined that it is desirable to effect this plan of reorganization by means of a share exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

article I
Exchange of Shares

Section 1.1 Share Exchange. At the Closing, each of the Shareholders shall sell, transfer, convey, assign and deliver to UAS its Duke Stock, free and clear of all Liens, in exchange for the UAS Stock listed on Annex A opposite the Shareholder’s name.

Section 1.2 Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of ZAG/Sullivan & Worcester in New York, New York, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

Section 1.3 Subsequent Share Exchange. Following the closing of the Transactions set forth in this Agreement, to the extent any Escrowed UAS Stock is issued at Closing, UAS intends to conduct a subsequent share exchange with the remaining shareholders of Duke such that all of the issued and outstanding shares of Duke shall be owned by UAS.

article II
Representations and Warranties of the Shareholders

Subject to the exceptions set forth in the Shareholder Disclosure Letter (regardless of whether or not the Shareholder Disclosure Letter is referenced below with respect to any particular representation of warrant), each of the Shareholders hereby, severally and not jointly, represents and warrants to UAS with respect to itself only and not as to any other Shareholder, as follows.

Section 2.1 Good Title. The Shareholder is the record and beneficial owner, and has good title to its Duke Stock as set forth in Annex A and Schedule 3.6, with the right and authority to sell and deliver such Duke Stock pursuant to this Agreement. The Duke Stock was duly issued to the Shareholder. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of UAS as the new owner of such Duke Stock in the share register of Duke, UAS will receive good title to such Duke Stock, free and clear of all Liens.

Section 2.2 Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

Section 2.3 No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

Section 2.4 Litigation. Except as otherwise disclosed to UAS, there is no pending proceeding against the Shareholder that involves the Duke Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

Section 2.5 No Finder’s Fee. Except as set forth on Schedule 3.17, the Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

Section 2.6 Purchase Entirely for Own Account. The Shareholder is acquiring the UAS Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the UAS Stock, except in compliance with applicable securities laws.

Section 2.7 Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in UAS and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the UAS Stock, including, but not limited to the UAS SEC Reports and the Form 8-K Current Report to be filed with the SEC reflecting the post-Closing combination of UAS and Duke.

Section 2.8 Non-Registration. The Shareholder understands that the UAS Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. Other than as stated in the Transaction Documents, the Shareholder understands that it has no right to cause or otherwise request that the UAS Stock be registered for resale under the United States or individual state securities laws, and may have to hold the UAS Stock for an indefinite period. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the UAS Stock in accordance with UAS’s charter documents or the laws of its jurisdiction of incorporation.

Section 2.9 Restricted Securities. The Shareholder understands that the UAS Stock that it will acquire is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the UAS Stock would be acquired in a transaction not involving a public offering. The issuance of the UAS Stock hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering, and, in reliance on Regulation S of the SEC, as may be applicable. The Shareholder further acknowledges that if the UAS Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such UAS Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholders represents that it is familiar with SEC Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, and specifically with respect to a “shell company” as defined SEC Rule 12b-2 under the Exchange Act and in subparagraph (i) of Rule 144, a definition which encompasses UAS, which has no current business or assets and has substantial liabilities. The Shareholder further acknowledges that: (i) there a limited public market for the UAS Stock; (ii) a limited public float in the UAS Stock; (iii) that the exchange ratio of the Shares for Duke Stock bears no relationship to assets, liabilities, book value or other established criteria of value of either UAS or Duke; (iv) that there is no assurance that any public market for the Shares will develop in the future or otherwise; and (v) the Closing of the Agreement will result in substantial dilution to the ownership interest of the Shareholders as outlined in Annex A.

Section 2.10 Regulation S. This Section 2.10 shall apply only to the Non-U.S. Shareholders. No offer to enter into this Agreement has been made by UAS to the Shareholder in the United States. Neither the Shareholder nor any of its respective affiliates or any persons acting on its behalf or on behalf of any affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the UAS Stock, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of the Shareholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the UAS Stock is being acquired for investment purposes by the Shareholder. The Shareholder agrees that all offers and sales of the UAS Stock from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither the Shareholder or any of its representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 2.11 Shareholder Status. At the time each U.S. Shareholder was offered the UAS Stock, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

Section 2.12 Legends. It is understood that the UAS Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Section 2.13 Opinion. The Shareholder shall not transfer any or all of the UAS Stock pursuant to Regulation S or Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of Shareholder’s UAS Stock, without first providing UAS with an opinion of counsel (which counsel and opinion are reasonably satisfactory to UAS) to the effect that such transfer will be made in compliance with Regulation S, Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 2.14 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact relating to such Shareholder or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

article III
Representations and Warranties of Duke

Subject to the exceptions set forth in the Duke Disclosure Letter (regardless of whether or not the Duke Disclosure Letter is referenced below with respect to any particular representation or warranty), Duke represents and warrants to UAS as follows.

Section 3.1 Organization and Qualification. Duke and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Duke nor any Subsidiary is in violation or default of any of the provisions of its respective Constituent Instruments. Each of Duke and the Subsidiaries is duly qualified to conduct business in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing or similar ongoing organizational requirement, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, or condition (financial or otherwise) of Duke and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on Duke’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and to the knowledge of Duke no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

Section 3.2 Subsidiaries. All of the direct and indirect subsidiaries of Duke are set forth on Schedule 3.2. Duke owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

Section 3.3 Authorization; Enforcement. Duke has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by Duke and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Duke and no further action is required by Duke, the Board of Directors or Duke’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement has been (or upon delivery will have been) duly executed by Duke and, when delivered in accordance with the terms hereof and thereof, this Agreement will constitute the valid and binding obligation of Duke enforceable against Duke in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

Section 3.4 No Conflicts. The execution, delivery and performance by Duke of this Agreement, and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Duke’s or any Subsidiary’s Constituent Instruments, (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Duke or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Duke or Subsidiary debt or otherwise) or other understanding to which Duke or any Subsidiary is a party or by which any property or asset of Duke or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Duke or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Duke or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.5 Filings, Consents and Approvals. Duke is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Duke of the Transaction Documents (the “Required Approvals”).

Section 3.6 Capitalization. The capitalization of Duke as of the date hereof is as set forth on Schedule 3.6. Duke has not issued any capital stock other than as set forth on such Schedule. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as set forth on Schedule 3.6, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Duke Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which Duke or any Subsidiary is or may become bound to issue additional shares of Duke Stock or Duke Capital Stock Equivalents or other securities of Duke or capital stock of any Subsidiary. The consummation of the transactions contemplated by this Agreement will not obligate Duke or any Subsidiary to issue shares of Duke Stock or other securities of any kind whatsoever to any Person and will not result in a right of any holder of Duke securities to adjust the exercise, conversion, exchange or reset the price or otherwise under any of such securities. There are no outstanding securities or instruments of Duke or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Duke or any Subsidiary is or may become bound to redeem a security of Duke or such Subsidiary. Except for the options disclosed on Schedule 3.6, Duke does not have any stock option plan, stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of Duke are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No approval or authorization of any stockholder, the Board of Directors or others, which has not been taken, is required for the completion of the share exchange. Except as set forth on Schedule 3.6, there are no stockholders agreements, voting agreements or other similar agreements with respect to Duke’s capital stock to which Duke is a party or, to the knowledge of Duke, between or among any of Duke’s stockholders, which will survive the closing of the share exchange.

Section 3.7 Financial Statements. The financial statements of Duke for the years ended December 31, 2018, and 2017, and unaudited financial statements for the nine months ended September 30, 2019, are attached as Schedule 3.7 and presented pursuant to the U.S. generally accepted accounting principles (“GAAP”). The financial statements fairly present in all material respects the financial position of Duke and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 3.8 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within Schedule 3.7, except as set forth on Schedule 3.8, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Duke has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Duke’s financial statements, (iii) Duke has not altered its method of accounting, (iv) Duke has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Duke has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing stock option plans.

Section 3.9 Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Duke nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under applicable laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Duke, there is not pending or contemplated, any investigation by any governmental body involving Duke or any current or former director or officer of Duke.

Section 3.10 Labor Relations. No labor dispute exists or, to the knowledge of Duke, is imminent with respect to any of the employees of Duke, which could reasonably be expected to result in a Material Adverse Effect. None of Duke’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Duke or such Subsidiary, and neither Duke nor any of its Subsidiaries is a party to a collective bargaining agreement, and Duke and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of Duke, no executive officer of Duke or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Duke or any of its Subsidiaries to any liability with respect to any of the foregoing matters. Duke and its Subsidiaries are in compliance with all applicable laws and regulations applicable to them relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Compliance. Neither Duke nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a material default by Duke or any Subsidiary under), nor has Duke or any Subsidiary received written notice of a claim that it is in material default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in material violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.12 Regulatory Permits. Duke and the Subsidiaries possess all certificates, authorizations and permits issued by the regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Duke nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

Section 3.13 Title to Assets. Except as disclosed in Schedule 3.13, Duke and the Subsidiaries do not own or lease any real property and have good and marketable title in all personal property owned by them that is material to the business of Duke and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Duke and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties, but in the event of each of (i) and (ii) listed above, except where such Liens could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.14 Intellectual Property. Duke and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither Duke nor any Subsidiary has received a written notice that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither Duke nor any Subsidiary has received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of Duke, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. Duke and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15 Insurance. Duke and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Duke and the Subsidiaries are engaged. Neither Duke nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.16 Transactions with Affiliates and Employees. Except as set forth on Schedule 3.16, none of the officers or directors of Duke or any Subsidiary and, to the knowledge of Duke, none of the employees of Duke or any Subsidiary is presently a party to any transaction with Duke or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Duke, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Duke and (iii) other employee benefits, including stock option agreements under any stock option plan of Duke.

Section 3.17 Certain Fees. Except as set forth on Schedule 3.17, no brokerage or finder’s fees or commissions are or will be payable by Duke or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

Section 3.18 Tax Status. Except as set forth on Schedule 3.18 and except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Duke and its Subsidiaries each (i) has made or filed all income and all other tax returns reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Duke or of any Subsidiary know of no basis for any such claim.

Section 3.19 Foreign Corrupt Practices. Neither Duke nor any Subsidiary, nor to the knowledge of Duke or any Subsidiary, any agent or other person acting on behalf of Duke or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, or (iii) failed to disclose fully any contribution made by Duke or any Subsidiary (or made by any person acting on its behalf of which Duke is aware) which is in violation of law.

Section 3.20 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by Duke to arise, between Duke and the accountants and lawyers formerly or presently employed by Duke and Duke is current with respect to any fees owed to its accountants and lawyers which could affect Duke’s ability to perform any of its obligations under any of the Transaction Documents.

Section 3.21 Application of Takeover Protections. Duke has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Duke and its Subsidiaries Charters or the laws of their state or country of incorporation that is or could become applicable to Duke or its Subsidiaries as a result of the Shareholders and Duke fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

Section 3.22 Office of Foreign Assets Control. Neither Duke nor any Subsidiary nor, to Duke’s knowledge, any director, officer, agent, employee or affiliate of Duke or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

Section 3.23 Money Laundering. The operations of Duke and its Subsidiaries are and have been conducted at all times in compliance with applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and to the knowledge of Duke, no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Duke or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Duke or any Subsidiary, threatened.

Section 3.24 No Disqualification Events. None of Duke, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Duke, any beneficial owner of 10% or more of Duke’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Duke in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Duke has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. Duke has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

Section 3.25 Solvency. As of the Closing Date and receipt of the proceeds from the Duke Funding, (a) Duke’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Duke’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Duke’s assets do not constitute an unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, and (c) the current cash flow of Duke, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

Section 3.26 Disclosure. Except as set forth in the Duke Disclosure Letter, none of the representations and warranties in this Section 3 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.27 SEC Filings. Except as set forth in Schedule 3.27, filings made by Duke with the SEC under applicable provisions of the Securities Act and the Exchange Act, as applicable, prior to the Transactions do not contain any untrue statement of a material fact of omit to state a material fact necessary in order to make the statements made therein no misleading in light of the circumstances in which they were made.

Section 3.28 Compliance with Applicable Laws. Duke is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Duke has not received any written communication during the past two years from a Governmental Entity that alleges that Duke is not in compliance in any material respect with any applicable Law. Duke is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect. This Section 3.26 does not relate to matters with respect to Taxes, which are the subject of Section 3.18.

Section 3.29 Contracts. Except as disclosed in Schedule 3.27, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Duke taken as a whole. Duke is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.30 Internal Accounting Controls. Duke maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Duke has established disclosure controls and procedures for Duke and designed such disclosure controls and procedures to ensure that material information relating to Duke is made known to the officers by others within Duke.

Section 3.31 No Additional Agreements. Duke does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

article IV
Representations and Warranties of UAS

Subject to the exceptions set forth in the UAS Disclosure Letter (regardless of whether or not the UAS Disclosure Letter is referenced below with respect to any particular representation or warranty), UAS represents and warrants as follows to Duke and the Shareholders.

Section 4.1 Organization, Standing and Power.UAS is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, or condition (financial or otherwise) of UAS and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on UAS’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “UAS Material Adverse Effect”). UAS is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a UAS Material Adverse Effect. UAS has delivered to Duke or its counsel true and complete copies of the UAS Charter and the UAS Bylaws.

Section 4.2 Subsidiaries; Equity Interests. As of the date of this Agreement but not as of the Closing Date, all of the direct and indirect subsidiaries of UAS are set forth on Schedule 4.2. As of the date of this Agreement, but not immediately after the Closing Date, UAS owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. As of immediately after the Closing Date, UAS does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 4.3 Capital Structure. The authorized capital stock of UAS consists of 110,000,000 shares divided into 100,000,000 shares of common stock, $0.0001 par value; and 10,000,000 shares of preferred stock, $0.0001 par value. As of the date of this Agreement, 1,172,544 shares of UAS’s common stock are issued and outstanding, and no shares of preferred stock are issued or and outstanding. All outstanding shares of the capital stock of UAS are, and all such shares that may be issued prior to the date hereof or simultaneous with the Closing as outlined in Annex A will be when issued and delivered, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the corporate law of Nevada, the UAS Charter, the UAS Bylaws or any Contract to which UAS is a party or otherwise bound. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of UAS outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of UAS’s common stock may vote. As of the date of this Agreement, and except as set forth in Schedule 4.3, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which UAS is a party or by which it is bound (a) obligating UAS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, UAS, (b) obligating UAS to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of UAS. As of the date of this Agreement, and except as set forth in Schedule 4.3, there are no outstanding contractual obligations of UAS to repurchase, redeem or otherwise acquire any shares of capital stock of UAS. The stockholder list of UAS provided to Duke is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the UAS’s common stock.

Section 4.4 Authority; Execution and Delivery; Enforceability. UAS has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by UAS and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of UAS and no further action is required by UAS, the Board of Directors or UAS’ stockholders in connection herewith or therewith other than in connection with the UAS Required Approvals (as defined herein). This Agreement has been (or upon delivery will have been) duly executed by UAS and, when delivered in accordance with the terms hereof and thereof, this Agreement will constitute the valid and binding obligation of UAS enforceable against UAS in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

Section 4.5 No Conflicts; Consents.

(a) The execution and delivery by UAS of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of UAS under, any provision of (i) the UAS Charter or UAS Bylaws, (ii) any material Contract to which UAS is a party or to which any of its properties or assets is subject, or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material order or material Law applicable to UAS or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a UAS Material Adverse Effect.

(b) UAS is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by UAS of the Transaction Documents (the “UAS Required Approvals”).

Section 4.6 Taxes.

(a) UAS has timely filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a UAS Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a UAS Material Adverse Effect.

(b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against UAS, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a UAS Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of UAS. UAS is not bound by any agreement with respect to Taxes.

Section 4.7 Benefit Plans. Except as set forth in Schedule 4.7,  UAS does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of UAS As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between UAS and any current or former employee, officer or director of UAS, nor does UAS have any general severance plan or policy.

Section 4.8 ERISA Compliance; Excess Parachute Payments. UAS does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of UAS.

Section 4.9 Litigation. There is no Action against or affecting UAS or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a UAS Material Adverse Effect. Neither UAS nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 4.10 Compliance with Applicable Laws. UAS is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a UAS Material Adverse Effect. UAS has not received any written communication during the past two years from a Governmental Entity that alleges that UAS is not in compliance in any material respect with any applicable Law. UAS is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a UAS Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

Section 4.11 Contracts. Except as set forth in Schedule 4.11, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of UAS taken as a whole. UAS is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a UAS Material Adverse Effect.

Section 4.12 Title to Properties. UAS has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which UAS has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of UAS to conduct business as currently conducted. UAS has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. UAS enjoys peaceful and undisturbed possession under all such material leases.

Section 4.13 Intellectual Property. UAS does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of UAS, threatened that UAS is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

Section 4.14 Labor Matters. There is no collective bargaining or other labor union agreements to which UAS is a party or by which it is bound. No material labor dispute exists or, to the knowledge of UAS, is imminent with respect to any of the employees of UAS.

Section 4.15 SEC Documents; Undisclosed Liabilities.

(a) UAS has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2016, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b) As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of UAS included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of UAS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in Schedule 4.15(c), UAS has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of UAS or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. Except as set forth on Schedule 4.15(c) or Annex A, all liabilities of UAS shall have been paid off and shall in no event remain liabilities of UAS, Duke or the Shareholders following the Closing.

Section 4.16 Transactions With Affiliates and Employees. Except as disclosed in the Schedule 4.16, none of the officers or directors of UAS and, to the knowledge of UAS, none of the employees of UAS is presently a party to any transaction with UAS (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of UAS, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.17 Internal Accounting Controls. UAS maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. UAS has established disclosure controls and procedures for UAS and designed such disclosure controls and procedures to ensure that material information relating to UAS is made known to the officers by others within UAS. UAS’s officers have evaluated the effectiveness of UAS’s controls and procedures, and have determined these controls and procedures are not effective as set forth in Schedule 4.17. Since the date of the most recent financial statements contained in the SEC Reports, there have been no significant changes in UAS’s internal controls or, to UAS’s knowledge, in other factors that could significantly affect UAS’s internal controls.

Section 4.18 Accountants. UAS’s accounting firm is set forth on Schedule 4.18. Such accounting firm (i) is a PCAOB registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2018. There have been no and currently are no disagreements of any kind, or reasonably anticipated by UAS to arise, between UAS and the accountants formerly or presently employed by UAS, and UAS is current with respect to any fees owed to its accountants which could affect UAS’s ability to perform any of its obligations under any of the Transaction Documents.

Section 4.19 No Disqualification Events. Except as set forth on Schedule 4.19, none of UAS, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of UAS, any beneficial owner of 10% or more of UAS’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with UAS in any capacity at the time of sale is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). UAS has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. UAS has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

Section 4.20 Solvency. Except as disclosed Schedule 4.20, based on the financial condition of UAS as of the Closing Date (assuming (i) that the Closing shall have occurred, (ii) the receipt of the proceeds of the Duke Funding and the conversion of the UAS Convertible Notes that are conditions precedent to the Closing as provided in Sections 5.1 and 5.2 and Annex A hereof as of the Closing Date, and (iii) excluding Duke), (a) UAS’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of UAS’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) UAS’s assets do not constitute an unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, and (c) the current cash flow of UAS, together with the proceeds UAS would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

Section 4.21 Application of Takeover Protections. UAS has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the UAS Charter or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders, Duke and UAS fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

Section 4.22 Investment Company. UAS is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23 Foreign Corrupt Practices. Neither UAS, nor to UAS’s knowledge, any director, officer, agent, employee or other person acting on behalf of UAS has, in the course of its actions for, or on behalf of, UAS (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.24 Office of Foreign Assets Control. Neither UAS nor any Subsidiary of UAS nor, to UAS’s knowledge, any director, officer, agent, employee or affiliate of UAS or any Subsidiary of UAS is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

Section 4.25 U.S. Real Property Holding Corporation. UAS is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

Section 4.26 Money Laundering. The operations of UAS and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Money Laundering Laws, applicable money laundering statutes and applicable rules and regulations thereunder, and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

Section 4.27 Absence of Certain Changes or Events. Except as disclosed in Schedule 4.27, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, UAS has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of UAS from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a UAS Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a UAS Material Adverse Effect;

(c) any waiver or compromise by UAS of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by UAS, except in the ordinary course of business and the satisfaction or discharge of which would not have a UAS Material Adverse Effect;

(e) any material change to a material Contract by which UAS or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of UAS;

(h) any mortgage, pledge, transfer of a security interest in or lien created by UAS with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair UAS’s ownership or use of such property or assets;

(i) any loans or guarantees made by UAS to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of UAS’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by UAS;

(k) any alteration of UAS’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing UAS stock option plans; or

(m) any arrangement or commitment by UAS to do any of the things described in this Section 4.27.

Section 4.28 Certain Registration Matters. Other than as described in Schedule 4.28, UAS has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of UAS registered with the SEC or any other governmental authority that have not been satisfied.

Section 4.29 Listing and Maintenance Requirements. UAS is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the UAS Stock on the trading market on which the UAS Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the UAS Stock are currently listed or quoted, and no approval of the stockholders of UAS is required for UAS to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

Section 4.30 Disclosure. UAS confirms that neither it nor any person acting on its behalf has provided the Shareholders or its agents or counsel with any information that UAS believes constitutes material, non-public information except insofar as the existence and terms of the proposed Transactions hereunder may constitute such information and except for information that will be disclosed by UAS under a current report on Form 8-K filed within four business days after the Closing. UAS understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of UAS. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.31 No Undisclosed Events, Liabilities, Developments or Circumstances. No material event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to UAS, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by UAS under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by UAS of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

Section 4.32 No Additional Agreements. UAS does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

article V
Conditions to Closing

Section 5.1 UAS Conditions Precedent. The obligations of the Shareholders and Duke to enter into and complete the Closing are subject, at the option of the Shareholders and Duke, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Duke and the Shareholders in writing.

(a) Representations and Covenants. The representations and warranties of UAS contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. UAS shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by UAS on or prior to the Closing Date. UAS shall have delivered to the Shareholders and Duke a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Duke or the Shareholders, a material adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of UAS. As of the Closing Date, UAS is not subject to any other action, suit or proceeding before any court or governmental or regulatory body that has been instituted or threatened in respect of its business operations and the operations of its Subsidiary.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by UAS for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by UAS, including any filings or submissions with FINRA, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a UAS Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2019, which has had or is reasonably likely to cause a UAS Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of UAS, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing and as adjusted pursuant to Annex A as of the Closing, shall be acceptable to Duke and the Shareholders.

(f) Satisfactory Completion of Due Diligence. Duke and the Shareholders shall have completed their legal, accounting and business due diligence of UAS and the results thereof shall be satisfactory to Duke and the Shareholders in their sole and absolute discretion.

(g) SEC Reports. UAS shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(h) OTC Quotation. UAS shall have maintained its status as a company whose common stock is quoted on the OTC Bulletin Board maintained by the OTC Markets Group, Inc. (the “OTC Markets Group”) and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i) No Suspensions of Trading in UAS Stock; Listing. Trading in the UAS Stock shall not have been suspended by the SEC or by any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding UAS) at any time since the date of execution of this Agreement, and the UAS Stock shall have been at all times since such date listed for trading on a trading market.

(j) Secretary’s Certificate. UAS shall have delivered to Duke a certificate, signed by its Secretary, certifying that the attached copies of the UAS Charter, UAS Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions, and appointing the directors and officers that will be continuing after the Closing as set forth on Annex C hereto, subject to resignations, in seriatim, by the UAS current directors and officers, are all true, complete and correct and remain in full force and effect.

(k) Good Standing Certificate. UAS shall have delivered to Duke a certificate of good standing of UAS dated within five (5) business days of Closing, issued by the Secretary of State of Nevada.

(l) Pre-Closing Share Issuance. Subject to delivery at the Closing, the $0.0001 par value shares of common stock of UAS that are outlined in Annex A shall have been authorized and issued for the exercise of outstanding UAS stock options, the conversion of principal and interest of certain UAS Convertible Debt and the conversion of the Bridge.

(m) Funding Requirements. The Duke Funding shall have been completed and deposited into an escrow, with the release of such funding subject only to the Closing and no other condition whatsoever.

(n) Payoff Letters and Releases. UAS shall have delivered to Duke the following pay-off letters and releases relating to liabilities of UAS as Duke, in form and substance satisfactory to Duke: (i) releases from each of Grant A. Begley, Christopher Leith and Chris Nelson to UAS for the payment of accrued salary through the Closing Date; and (ii) a payoff letter from Burningham Law Group to UAS for the payment of their fees and expenses through the Closing Date. As of the Closing Date, UAS will have not outstanding liabilities that have not been fully satisfied or for which it has not provided for in cash to Duke for its satisfaction of such obligations, other than the UAS Convertible Debt in the aggregate amount of $400,000 as of the Closing Date. UAS shall also deliver to Duke a release and waiver of the registration rights of Alpha Capital Anstalt granted in respect of its UAS Convertible Debt, including the authorization to withdraw all shares of common stock of the Company underlying any registration statement filed with the SEC in respect of any underlying registration rights, with all such remaining UAS Convertible Debt being afforded registration rights for the underlying shares into which they may be converted as outlined in the Registration Rights Agreement.

(o) UAS Convertible Debt. UAS and Alpha Capital Anstalt shall revise the terms of the UAS Convertible Debt upon terms and conditions agreeable to Duke, in the forms of the Securities Exchange Agreements and Debentures attached hereto as Annex E.

(p) Bank Accounts and Vendors. UAS will have provided to Duke a list of all bank accounts and vendors, and copies of the notices that have been sent or are to be sent to all banks and vendors doing business with UAS indicating the change of management of UAS and providing for the substitution of a designated person of Duke to be the signatory or authorized person over the relationship for the purposes of carrying on the activities of UAS and that such bank accounts shall have no outstanding or pending debits as of, or immediately prior to, the Closing Date.

(q) Corporate Records. UAS will provide to Duke, at or prior to the Closing Date a complete set of the corporate records of UAS, including the official minute book, past financial records and transfer agent records of UAS.

(r) Issuance of Stock Certificates. UAS shall have delivered to the Shareholders certificates representing the new shares of UAS Stock issued to the Shareholders in accordance with Annex A.

(s) Shareholder List of UAS. UAS will have provided to Duke a copy of the shareholder list of the common stock of UAS as of a date that is not more than 5 days prior to the Closing Date.

(t) Escrow Shares. To the extent that the UAS Stock issuable to the Shareholders shall equal less than 98% of the issued and outstanding shares of UAS, then the Escrowed UAS Stock shall be issued on the Closing Date in the name of Duke and held in escrow by UAS’ transfer agent.

(u) Lock Up Agreements. GreenBlock Capital, LLC shall have agreed to a six (6) month lock-up period of all of its UAS Stock in its Securities Purchase Agreement that is a part of the Transaction Documents.

(v) Termination of Material Agreements. UAS shall have terminated the Manufacturing Agreement and Distribution Agreement, each executed by and between UAS and Havis, Inc., dated October 21, 2015.

(w) Legal Opinion. UAS shall deliver a form of opinion of counsel regarding the validity and exemption from registration of the UAS Stock and the shares issuable upon conversion of the Bridge Loan.

Section 5.2 Duke and Shareholders Conditions Precedent. The obligations of UAS to enter into and complete the Closing is subject, at the option of UAS, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by UAS in writing.

(a) Representations and Covenants. The representations and warranties of Duke contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Duke on or prior to the Closing Date. Duke shall have delivered to UAS a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of UAS, a material adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Duke.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or Duke for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders or Duke, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect of Duke.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Financial Statements of Duke which has had or is reasonably likely to cause a Material Adverse Effect on Duke.

(e) Satisfactory Completion of Due Diligence. UAS shall have completed its legal, accounting and business due diligence of Duke and the Shareholders and the results thereof shall be satisfactory to UAS in its sole and absolute discretion.

(f) Secretary’s Certificate. Duke shall have delivered to UAS a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Duke Constituent Instruments and resolutions of the Board of Directors of Duke approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(g) Certificate of Good Standing. Duke shall have delivered to UAS a certificate of Good Standing of Duke, dated within five (5) business days of Closing, issued by the Secretary of State of Delaware.

(h) Delivery of Audit Report and Financial Statements. Duke shall have delivered to UAS financial statements prepared in accordance with generally accepted accounting principles, audited for the years ended December 31, 2018, and 2017, and reviewed for the nine-month period ended September 30, 2019.

(i) Form 8-K. Duke shall have provided UAS with reasonable assurances that UAS will be able to comply with its obligation to file a current report on Form 8-K Current Report within one (1) business days following the Closing containing the requisite disclosure describing the Transaction and containing the “Form 10 Information” required by Rule 144(i) regarding the Transaction.

(j) Share Transfer Documents. The Shareholders shall have instructed Duke’s transfer agent to transfer its Duke Stock to UAS, such that the shares of UAS Stock exchanged for the Duke Stock exchanged by the Shareholders will be in book-entry form.

(k) Duke Funding. The Duke Funding shall have been completed and deposited into an escrow satisfactory to UAS, with the release of such funding being subject only to the Closing and no other condition whatsoever.

(l) Pay-Off Letters. As a condition of the Closing, the following shall be paid from the proceeds of the Duke Funding: (i) Messrs. Begley, Nelson and Leith shall be paid $100 each to compromise and settle all claims they have or have had against UAS, (ii) the legal fees of Burningham Law Group shall be paid to the date of the Closing, (iii) $30,000 in the aggregate shall be paid to counsel for the Bridge Loan investors; (iv) an amount shall be paid to counsel for Duke; and (v) consideration of a pay-off letter from UAS’ accountants, the filings of UAS to ensure UAS is in good standing in the State of Nevada and such other invoices of UAS and UAS and Duke may agree pursuant to a schedule to be provided at Closing, provided, however that all such expenses in this Section 5.2(l)(v) shall not exceed $10,600 in the aggregate.

article VI
Covenants

Section 6.1 Public Announcements. UAS and Duke will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements (including public reports to be filed with the SEC) with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

Section 6.2 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement or the Transactions contemplated hereby are consummated. This provision will survive any termination of this Agreement.

Section 6.3 Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 6.4 Exclusivity. Neither UAS nor Duke shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of UAS or Duke (as applicable), or any assets of UAS or Duke (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 6.5 Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

Section 6.6 Preservation of Business. From the date of this Agreement until the Closing Date, each of UAS and Duke shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, (c) pursue the collection of service reimbursement claims, and (d) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

Section 6.7 Resignations and Appointments. Upon execution of this Agreement, UAS shall deliver to Duke evidence of the resignations of Messrs. Grant A. Begley, Christopher Leith and Chris Nelson as directors and/or officers of UAS and the appointment of Yariv Alroy, Erez Nachtomy and Sagiv Aharon as directors of UAS and Sagiv Aharon as an officer of UAS, with each resignation and appointment to be effective as of the Closing Date.

Section 6.8 Filing of 8-K. UAS shall file, within one (1) business day of the Closing Date, a current report on Form 8-K Current Report and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and containing the requisite disclosure containing the “Form 10 Information” required by Rule 144(i) regarding the Transaction. In addition, UAS shall issue a mutually agreeable press release at a mutually agreeable time following the Closing Date.

article VII
Miscellaneous

Section 7.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to UAS, prior to the Closing Date to:

UAS Drone Corp.

420 Royal Palm Way, Suite #100

Palm Beach, Florida 33480

Attention: Grant A. Begley

Chief Executive Officer and President

with a copy (which shall not be considered notice for any reason) to:

Burningham Law Group

2150 South 1300 East, Suite 500

Salt Lake City, Utah 84106

Attention: Branden T. Burningham, Esq.

If to Duke, to:

Duke Robotics, Inc.

1 Etgar Street, 1st Floor

Tirat-Carmel, Israel 3903212

Attention:

Erez Nachtomy, Vice Chairman

with a copy (which shall not be considered notice for any reason) to:

ZAG/Sullivan & Worchester

1633 Broadway, New York, NY 10019

Attention: Oded Har-Even, Esq.

If to the Shareholders at the addresses set forth in Annex A hereto.

Section 7.2 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by UAS, Duke and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 7.3 Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) UAS, Duke and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) UAS may terminate this Agreement by giving written notice to Duke and the Shareholders at any time prior to the Closing (A) in the event Duke has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, UAS has notified Duke of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before March 16, 2020, by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from UAS itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Duke may terminate this Agreement by giving written notice to UAS and the Shareholders at any time prior to the Closing (A) in the event UAS has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Duke has notified UAS of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before March 16, 2020, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Duke or the Shareholders breaching any representation, warranty, or covenant contained in this Agreement).

(b) If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

Section 7.4 Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, UAS shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to UAS of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, UAS may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

Section 7.5 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, UAS and Duke will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 7.6 Limitation of Liability. Notwithstanding anything herein to the contrary, each of UAS and Duke acknowledges and agrees that the aggregate liability of each Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever related to the Transactions contemplated hereby shall be satisfied solely out of the Shares owned by such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of any Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholders shall be personally liable for any liabilities of such Shareholder. For the avoidance of doubt, each of the Shareholder representations and warranties and covenants herein are several from each other Shareholder and from Duke’s representations and warranties and covenants. Each Shareholder representation and warranty herein shall survive until the Closing.

Section 7.7 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 7.9 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 7.10 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Disclosure Letters of each of UAS and Duke, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

Section 7.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada and/or Delaware are mandatorily applicable to the Transactions.

Section 7.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

UAS DRONE CORP.

By:	/s/ Grant A. Begley
	Name:	Grant A. Begley
	Title:	Chief Executive Officer

DUKE ROBOTICS, INC.

By:	/s/ Sagiv Aharon
	Name:	Sagiv Aharon
	Title:	Chief Executive Officer

DUKE ROBOTICS INC
U.S. SHAREHOLDERS:

D-Beta One EQ Ltd.

By:	/s/ David Gonzalez
	Name:	David Gonzalez, Member

Womble Enterprises LLC

By:	/s/ Thurston Eric Womble
	Name:	Thurston Eric Womble

Kendall Almerico

By:	/s/ Kendall Almerico
	Name:	Kendall Almerico

DUKE ROBOTICS INC
NON-U.S. SHAREHOLDERS:

Sagiv Aharon

By:	/s/ Sagiv Aharon

Yariv Alroy

By:	/s/ Yariv Alroy

Iki Alroy Investments Ltd.

By:	/s/ Yariv Alroy
	Name:	Yariv Alroy

Afek Trading – Kadosh and Razi Ltd.

By:	/s/ Razi Atuar
	Name:	Razi Atuar

Erez Alroy

By:	/s/ Erez Alroy

Erez Alroy Investments Ltd.

By:	/s/ Erez Alroy
	Name:	Erez Alroy

Erez Nachtomy

By:	/s/ Erez Nachtomy

ERMI Nachtomy Assets Ltd.

By:	/s/ Erez Nachtomy
	Name:	Erez Nachtomy, CEO

RUNUMAN Ltd.

By:	/s/ Eyal Segal
	Name:	Eyal Segal, CEO

Shmuel Yanay

By:	/s/ Shmuel Yanay

Yoram Alroy

By:	/s/ Yoram Alroy

Tom Alroy

By:	/s/ Tom Alroy

Noy Alroy

By:	/s/ Noy Alroy

Shaked Rakach

By:	/s/ Shaked Rakach

ANNEX A

Capitalization Table

UAS-Duke Share Exchange Capitalization Table

Annex A

Names and Addresses	Current Ownership	Shares to be Issued	Consideration (1)		Total Shares Pre-Closing or Post-Closing		Pre-Closing %	Post-Closing Sub-Total %
UAS Drone Corp.:
Prior Management	640,000	0	-		640,000		31.9%	1.6%
Prior S-1 Investors	117,500	0	-		117,500		5.9%	0.3%
Grant A. Begley, President	0	45,968	$167.86	(2)	45,968		2.2%	0.1%
GreenBlock Capital, LLC	437,500	65,198	$239.27	(3)	502,698		25.1%	1.3%
Alpha Capital Anstalt	0	698,755	$2,564.43	(4)	698,755		34.9%	1.7%
UAS Drone Corp Sub- Total:	1,195,000	809,921	$2,971.56		2,004,921		100%	5.0%
Zuk Marble Group:
Elisheva Ansbacher	0	2,405,906	$8,750		2,405,906	(5)	25.0%	6.0%
Ximena Benitez Garcia	0	2,405,906	$8,750		2,405,906	(5)	25.0%	6.0%
Noam Danenberg	0	1,296,447	$4,715		1,296,447	(5)	13.5%	3.233%
Moshe Zuk	0	1,911,425	$6,952		1,911,425	(5)	19.9%	4.767%
Eran Mevtal	0	1,603,937	$5,833		1,603,937	(5)	16.7%	4.0%
Zuk Marble Group Sub- Total:		9,623,621	$35,000		9,623,621		100%	24%
Duke Shareholders:		-
			Share Exchange basis of 1.2421		28,469,065	(6)	100%	71%
Duke Shareholders Sub-Total			-		-		100%	71%
TOTAL					40,097,607		100%	40,097,607

(1)	The share price for all of these issued shares was based upon $0.00367 per share, as approved by the Board of Directors of UAS.

(2)	Begley will compromise $32,332.14 in accrued salary of $32,500 and has paid the option exercise price above by credit in such amount to his accrued salary in payment of these shares, all of which shares were issued pursuant to the letter agreement between UAS and Begley dated March 1, 2015, following the re-valuing the UAS shares at par value or $0.0001 per share. These shares will be issued pre-closing of the share exchange, and if there is no closing of the share exchange under this Agreement, along with the simultaneous closing of the Duke Funding as defined in Annex B, this share issuance will be subject to forfeiture.

(3)	GBC credited UAS $239.27 on accrued advances of $208,308, compromised $7,679 of which was not booked and exchanged the balance for an 8% Convertible Debenture in the amount of $99,054, with a three year Maturity Date, convertible for shares only, at a conversion price of $0.3740, subject to reduction in the event of dilutive issuances. The GBC 8% Convertible Debenture comprises a portion of the UAS Convertible Debt defined in Annex B. These shares will be issued pre-closing of the share exchange, and if there is no closing of the share exchange under this Agreement, along with the simultaneous closing of the Duke Funding, this share issuance will be subject to forfeiture.

(4)	Alpha Capital credited UAS $2,564.43 on three outstanding convertible debentures with an aggregate principal value of $450,015 and exchanged the outstanding debentures for an 8% Convertible Debenture in the amount of $300,946, with a three year Maturity Date, convertible for shares only, at a conversion price of $0.3740, subject to reduction in the event of dilutive issuances. The Alpha Capital 8% Convertible Debenture comprises a portion of the UAS Convertible Debt defined in Annex B. These shares will be issued pre-closing of the share exchange, and if there is no closing of the share exchange under this Agreement, along with the simultaneous closing of the Duke Funding, this share issuance will be subject to forfeiture.

(5)	All of these shares are being issued in conversion of the Duke Funding parties advance of $35,000 to UAS, which was memorialized in a $35,000 promissory note of UAS dated September 2, 2019, and which was a part of the Duke Funding whereby the funding parties negotiated a 24% interest in the pre-Closing UAS, subject to forfeiture if there was no closing of the Share Exchange Agreement and the Duke Funding, the latter of which is defined in Annex B. These shares will be issued pre-closing of the share exchange, and if there is no closing of the share exchange under this Agreement, along with the simultaneous closing of the Duke Funding, all of these share issuances shall be subject to forfeiture.

(6)	The closing of the share exchange under this Agreement is subject to the simultaneous closing of the Duke Funding. These shares will be issued post-closing of the share exchange and pre-closing of the Duke Funding, and if there is no closing of the Duke Funding under this Agreement, along with the simultaneous closing of the Duke Funding, all of these share issuances shall be subject to forfeiture.

ANNEX B

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the knowledge of the person making the representation, threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Bridge Loan” means a loan of $35,000 to UAS on or about September 2, 2019, made by each of the lenders that are a party to the Duke Funding Convertible Loan Agreements to Duke.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Capital Stock Equivalents” means any stock option, warrant, convertible bond, note or otherwise that can be converted into a security of a Party.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Constituent Instruments” means the memorandum and articles of association and such other constituent instruments as may exist, each as amended to the date of this Agreement, as required under the laws of its formation, which in the case of Duke will that of the State of Israel.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Directed Selling Effort” has the meaning set forth in Section 2.10 of this Agreement.

“Disclosure Letter” means the letter delivered from Duke to UAS or from UAS to Duke in respect of exceptions to the representations and warranties of a Party.

“Disqualification Event” has the meaning set forth in Section 3.23 of this Agreement.

“Duke” has the meaning set forth in the Preamble of this Agreement.

“Duke Funding” means, collectively, those certain Convertible Loan Agreements to a series of investors in the principal amount of $965,000, having a maturity date of one (1) year from the Closing, subject to extension, and shall be convertible into shares of UAS Stock at a conversion price as set forth in such CLAs, subject to adjustment.

“Duke Stock” has the meaning set forth in the Background Section of this Agreement.

“Escrow Agent” shall mean VStock Transfer LLC or another escrow agent selected by Duke.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“GAAP” has the meaning set forth in Section 3.7 of this Agreement.

“Intellectual Property Rights” has the meaning set forth in Section 3.14 of this Agreement, including for the avoidance of doubt any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Issuer Covered Person(s)” has the meaning set forth in Section 3.23 of this Agreement.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“Material Permits” has the meaning set forth in Section 3.12 of this Agreement.

“Money Laundering Laws” has the meaning set forth in Section 3.22 of this Agreement.

“OFAC” has the meaning set forth in Section 3.21 of this Agreement.

“Party” has the meaning set forth in the Preamble of this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board, a private-sector, nonprofit corporation, created by the Sarbanes–Oxley Act of 2002 to oversee the audits of public companies and other issuers.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Rights Agreement” means that Registration Rights Agreement, to be entered into as of the date of the Closing, between UAS and Alpha Capital Anstalt and GreenBlock Capital, LLC (the “UAS Convertible Note Holders”) and certain other securities holders of UAS in form and substance as set forth on Annex D hereto.

“Required Approvals” has the meaning set forth in Section 3.5 of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“Subsidiary” or “Subsidiaries” are those companies of either UAS or Duke as the case may be which under US GAAP would be consolidated with UAS or Duke as the case may be in the financial statements of such company.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States, the State of Israel or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“UAS” has the meaning set forth in the Preamble of this Agreement.

“UAS Bylaws” means the Bylaws of UAS, as amended to the date of this Agreement.

“UAS Charter” means the Certificate of Incorporation of UAS, as amended to the date of this Agreement.

“UAS Convertible Debt” means, collectively: (i) one 8% Convertible Debenture to be held by Alpha Capital Anstalt in the principal amount of $300,946; and (ii) one 8% Convertible Debenture to be held by Greenblock Capital, LLC in the principal amount of $99,054 (collectively totaling $400,000), each of which Debentures shall have a Maturity Date of three (3) years from the Closing and shall only be convertible into shares of UAS Stock at a conversion price of $0.3740 per share or the applicable conversion price on the Maturity Date.

“UAS Material Adverse Effect” has the meaning set forth in Section 4.1 of this Agreement.

“UAS Stock” has the meaning set forth in the Background Section of this Agreement.

ANNEX C

Schedule Of Directors and Officers of UAS Post Stock Exchange

Directors:	Yariv Alroy

Erez Nachtomy

Sagiv Aharon

Eran Antebi

Officers: Sagiv Aharon, President, CEO and CTO

ANNEX D

Form of Registration Rights Agreement

ANNEX E

Form of Securities Exchange Agreement and Debentures